As filed with the Securities and Exchange Commission on June ___, 1997 Registration No. 33-_________

                    SECURITIES AND EXCHANGE COMMISSION
                        Washington D. C. 20549
                              FORM S-8
        REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LEVEL BEST GOLF, INC.
(Exact name of registrant as specified in its charter)

FLORIDA                                     59-3205644
(State or other                   (I.R.S. Employer of Identification
 jurisdiction incorporation        Number)
 or organization)

14561 58th Street North, Clearwater, Florida 34620 (813) 535-7770
(Address, including zip code, and telephone number, including area code, or registrant's principal executive offices)

NON-STATUTORY INCENTIVE STOCK OPTIONS ISSUED TO CONSULTANTS AND
ISSUABLE TO EMPLOYEES
(Full title of plan)

Fred L. Solomon, Chief Executive Officer, Level Best Golf, Inc.
14561 58th Street North, Clearwater, Florida 34620 813) 535-7770
Facsimile (813) 535-0077
(Name and address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Jackson L. Morris, Esquire., 3116 West North A Street,
Tampa, Florida 33609
(813) 874-8854               Facsimile  (813) 873-9628

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered (1) Amount to be registered Proposed maximum offering price per unit (2) Proposed maximum aggregate offering price Amount of the registration fee
(3) Common Stock, par value $0.001 per share 523,500 shares $2.00 $1,047,000 $317.27

(1) The shares registered pursuant to this Registration Statement are available for issuance pursuant to certain outstanding stock option agreements issued to consultants and stock option agreements which may be issued to employees in the future, the form of each of which are attached as exhibits to this Registration Statement.
(2) Estimated solely for the purpose of calculating the registration fee, based upon the bid price for the common stock on the day of grant of options to consultants, June 16, 1997.
(3) Pursuant to General Instruction E, the registration fee paid in connection herewith is based on the maximum aggregate per share exercise price of the shares of Common Stock covered by this registration statement.

PART I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
ITEM 1:  Plan Information.
The information required by Part I is included in documents to be sent or given to the participants.


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ITEM 2:  Registration Information and Employee Plan Annual
Information.
Upon written or oral request, Level Best Golf, Inc., a Florida corporation, (the "Registrant") will provide, without charge, a copy of all documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference in the Section 10(a) Prospectus, and all other documents required to be delivered to employees pursuant to Rule 428(b) promulgated under the Securities Act of 1933, as amended, (the "Securities Act"). All requests should be made to
Level Best Golf, Inc.
Attention:  Fred L. Solomon, President
14561 58th Street North, Clearwater, Florida 34620
Telephone Number:  (813) 535-7770

PART II:  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3:  Incorporation of Documents by Reference.
The following documents, which are on file with the Securities and Exchange Commission (the "Commission"), are incorporated in this Registration Statement by reference: (a) Annual Report on Form 10-KSB for the year ended September 30, 1996, including any amendment or report filed for the purpose of updating such description. All documents filed by the Registrant pursuant to Section 13(a), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares offered hereby have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

ITEM 4.  Description of Securities.
The Registrant's Articles of Incorporation authorize the Registrant to issue up to fifty million shares of Common Stock. The holders of Common Stock of the Registrant are entitled to cast one vote for each share held at all shareholders meetings for all purposes. Upon liquidation or dissolution, each outstanding share of Common Stock will be entitled to share equally in the assets of the Registrant legally available for distribution to shareholders after the payment of all debts and other liabilities. Common Stock does not have any cumulative or preemptive or other right to subscribe to or purchase additional Common Stock in the event of a subsequent offering. All outstanding Common Stock is, and the shares offered hereby will be, legally issued, fully paid and non-assessable. The Board of Directors of the Registrant may not declare dividends when payment would render the Registrant insolvent or when the Registrant is already insolvent. The Registrant has not paid dividends to date and it is not anticipated that any dividends will be paid in the foreseeable future. The Board of Directors initially may follow a policy of retaining earnings, if any, to finance the future growth of the Registrant. Accordingly, future dividends, if any, will depend upon, among other considerations, the Registrant's need for working capital at the time.

ITEM 5.  Interests of Named Experts and Counsel.
The Company will rely on an opinion given by Jackson L. Morris, Esquire, Tampa, Florida, as to the legality of the Shares. Mr. Morris is the holder of 5,000 shares of the Registrant's common stock.

ITEM 6.  Indemnification of Directors and Officers.
The Registrant's Articles of Incorporation generally provide for the maximum indemnification of a corporation's directors and officers as permitted by law in the State of Florida. Florida law empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except in the case of an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful.
A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including amounts paid in settlement and attorney's fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she must be indemnified by the corporation against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense. Any indemnification under this section, unless ordered by a court or advanced pursuant to this section, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. The provisions of this section do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or an action in another capacity while holding his or her office, except that indemnification, unless ordered by a court pursuant to this section or for the advancement of any director or officer if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and (b) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person. No indemnification is permitted for criminal violations (unless the director, officer or agent had reasonable cause to believe his conduct was unlawful), transactions in which the director or officer derived an improper personal benefit, declarations of unlawful dividends or, in derivative actions, willful misconduct or conscious disregard for the best interests of the corporation.

ITEM 8:  Exhibits
4.1 Form of Non-Statutory Incentive Stock Option Agreement
5.1 Opinion of Jackson L. Morris, Esq.
24.1 Consent of Jackson L. Morris, Esq. (included in Exhibit 5.1)
24.2 Consent of Winter, Scheifley & Associates, P.C.

ITEM 9:  Undertakings.
The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a) (3) of the Securities Act; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the Registration Statement is on From S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the Registrant under the Exchange Act.(2) That, for determining liability under the Securities Act, to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the end of the offering. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officers or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Clearwater, Florida, on June 16, 1997.

LEVEL BEST GOLF, INC.
By:  /s/ Fred L. Solomon
Fred L. Solomon, Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature               Capacity in Which Signed:        Date:
/s/ Fred L. Solomon     Chief Executive Officer and      June 16, 1997

Fred L. Solomon      Director (Principal Executive Officer)
/s/ Fred L. Solomon    Acting Chief Financial Officer    June 16, 1997

Fred L. Solomon      (Principal Financial Officer)
                       and Principal Accounting Officer)

/s/ James G. Solomon     Director                        June 16, 1997
James G. Solomon

/s/ Patricia A. Sanders  Director                        June 16, 1997
Patricia A. Sanders

/s/ William E. Foley     Director                        June 16, 1997
William E. Foley

/s/ Don F. Thompson      Director                        June 16, 1997
Don F. Thompson



EXHIBIT INDEX
Document Description of Document-
4.1 Form of Non-Statutory Incentive Stock Option Agreement
5.1 Opinion of Jackson L. Morris, Esq.
24.1 Consent of Jackson L. Morris, Esq. (included in Exhibit 5.1)
24.2 Consent of Winter, Scheilfley & Associates, P.C.